Exhibit 99.1
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TEXT OF PRESENTATION AT CS FIRST BOSTON MEDIA CONFERENCE AND UBS WARBURG MEDIA
CONFERENCE ON DECEMBER 5 AND 6, 2000.

A live Webcast of each conference is accessible to the public on the company's Web site, meredith.com. The Webcasts will remain there through the end of January 2001.


    {company logo omitted}


BILL KERR
---------
Good morning. Thanks for inviting us to present today.

With me are Suku Radia, our chief financial officer; Steve Lacy, president of our Publishing Group; Art Slusark, staff vice president of public relations; and Dirck Steimel, assistant investor communication manager.

Let me remind you that we'll be discussing forward-looking information that is subject to certain risks and uncertainties based on management's current knowledge and estimates of factors affecting the company's operations. Please see the full disclosure on the last page of your handout.

As you know, Chris Little, our former Publishing Group president, announced his intention to retire effective December 31, 2000. Chris has been succeeded by Steve Lacy. Additionally, Jerry Kaplan will report to Steve as Magazine Group president. In light of these changes, I thought it would be appropriate to focus on the Publishing Group today, and give you a chance to hear from Steve. However, I'll begin the presentation by providing updates on some other aspects of our business.




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Since those present have varying levels of knowledge about the company, let me begin by spending just a few moments describing who we are.

First, we are a content company. We are the premier developer of home and family content, which helps consumers be inspired, take action and solve problems in their everyday lives. We deliver this content across multiple platforms, depending on consumer preferences.

We are a marketing expert well-positioned to deliver targeted messages for America's leading companies. There is tremendous growth potential in our Integrated Marketing area. Steve will discuss this in detail later.

Finally, we are a successful operator of publishing, broadcasting and interactive and integrated marketing businesses.



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Here's a brief overview of our recent financial performance.

We've seen strong growth in comparable earnings per share. EPS has grown at 19 percent per year compounded for the last five years.

Our 2000 EPS excludes nonrecurring items for closing operations that no longer fit the company's business objectives.

The results also include substantial investments:
     --  To expand our Internet-related activities company-wide;
     -- To launch circulation initiatives; and -- To grow our Broadcasting Group.

We believe all of these moves position us well for strong growth.




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We've reported strong EBITDA growth during the same period, moving from $91.7 million in 1995 to $236.8 million in fiscal 2000.

That's a compound annual growth rate of 21 percent.




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We have also consistently generated strong after-tax cash flow, growing at 21 percent per year compounded over the last five years.

Before Steve discusses our Publishing Group, let me update you on two points: business developments in our Broadcasting Group, and our share repurchase program.
















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With regard to our Broadcasting Group performance, our October revenues were up in the low teens. November revenues were up in the mid-single digits, and December is pacing down in the mid-single digits. Our fiscal second quarter overall is now pacing up in the mid-single digits. Remember that pacings are only snapshots at a point in time, and they change daily. We'll update you on our third quarter pacings during our January 23 conference call.

Moving to network performance, one of our obstacles to stronger results in the past has been weak CBS and FOX prime-time performance. While the overall household ratings for CBS were flat to slightly down for the November Sweeps period, most of the decline was due to underperforming specials and movies during the sweeps period; the core CBS programming is stronger than past years, and we are encouraged. We expect the first calendar quarter to be stronger for CBS with Survivor II and the Super Bowl. Fox prime, however, continues to struggle. Recall that we have five CBS, six Fox and one NBC affiliate, as indicated on this slide.




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As with many media stocks, we are currently trading in the lower portion of our historical price ranges, whether measured by total enterprise value to EBITDA or price to earnings ratios. We've been using this opportunity to buy back shares.




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We bought more than 1.7 million shares in FY 2000, including 1.3 million shares in the second half of the fiscal year. That compares to 1.1 million shares in all of FY 1999 and 900,000 shares in FY 1998.

In the first five months of fiscal 2001, we purchased 625,000 shares, compared to 352,000 in the prior-year period. We currently have 1.2 million shares available for purchase under existing authorizations.

Now I'll turn the presentation over to Steve for a discussion of our Publishing Group, including our interactive and integrated marketing businesses.









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STEVE LACY
----------

Thanks, Bill. It's good to be here today. I recognize many of you from my days as chief financial officer. It's good to see you again. I'm looking forward to working with Jerry Kaplan and the Meredith Magazine Group.

For those less familiar with our company, let me briefly make a couple of points.

First, we have a leadership position in home and family content creation. This focus has been the core of our publishing business since the creation of Better Homes and Gardens in 1924.




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Second, we have a tremendous set of publishing assets.

Better Homes and Gardens and Ladies' Home Journal magazine continue to lead the Women's Service Field in ad revenue market share, at just under 40 percent.

Better Homes and Gardens, a powerhouse in the field, has the greatest share at 28 percent. Its closest competitor is at 17 percent. Better Homes and Gardens has shown excellent growth in the past decade, moving from a share of less than 20 percent in 1991 to its commanding position today.

Because of an audience gain of 1.6 million readers, Better Homes and Gardens is the largest and most cost-efficient title in the women's service field, according to the fall Mediamark research numbers. This is very good news and should provide a real advantage in a competitive market.




















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I'd like to take a moment to focus on our growth strategies in Publishing.  Let me summarize them for you:

We're capturing additional advertising dollars, particularly in travel, luxury goods, financial services and technology. These are typically higher margin advertisements than traditional packaged-goods advertising.

We're expanding our developing brands. MORE magazine continues to exceed our expectations; and Traditional Home and Country Home are performing quite well.

We're building multi-platform programs that allow us to serve advertisers using the broad array of Meredith assets (more on this in a moment).

And we're enhancing our newsstand presence. In fact, we're adding 42,000 additional check-out pockets at The Home Depot and thousands of other high visibility pockets at Wal-Mart and Barnes and Noble stores. This brings our total number of checkout pockets to more than 600,000.




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As I just mentioned, we've become skilled at bringing our broad array of assets to bear for clients by creating special multi-platform marketing programs. A great example of this is the Town & Country Travel Program we developed for Chrysler with Viacom Plus.

The program, which began in October, is a year-long, cross-marketing initiative to help launch and sustain the sales of the Chrysler Town & Country and Voyager mini-vans. It includes:

     -- Travel vignettes and commercials running on CBS network television, and on Meredith and CBS-owned and operated stations;
     -- Major advertising commitments in six Meredith magazines. One of the magazine ads is shown here.
     --  Event marketing;
     --  Radio vignettes;
     --  Outdoor billboards;
     --  Internet elements; and
     -- An alliance with Marriott Vacation Clubs to offer a sweepstakes promotion and discounts to current Chrysler owners.

This is a win for all involved -- Meredith's Publishing and Broadcasting Groups, CBS and especially Chrysler. In fact, the November 13 issue of Media Week magazine featured the senior vice president of global brand marketing for Daimler Chrysler encouraging publishers to present cross-media programs, "like the year-long deal inked in September with Meredith Corporation and Viacom's CBS Plus unit to showcase Chrysler minivans."




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

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I'd like to update you on developments in our publishing business since our last conference call.

Softness in packaged-goods advertising continues, and, along with a decline in dot-com advertising, it is impacting our fiscal second quarter advertising pages and revenues. This is especially true at Better Homes and Gardens and Ladies' Home Journal. However, strong performance in categories such as financial, travel, pharmaceuticals and home and building are helping to offset the declines. As a result, comparable advertising pages and revenues currently are down in the low-single digits versus the prior-year period.

We plan to discuss our third quarter advertising pages and revenues on our January 23 conference call.

On the cost side, we learned on November 13 that the publishing industry will receive a 9.9 percent postal rate increase effective January 7. Our increase will be slightly less than that because of our efficient mailing practices. This is in line with our expectations, and we will not receive another postal increase for at least two years.

While paper prices are still approximately 10 percent higher than they were a year ago, they appear stable for the near term. Additionally, printing prices are stable at this time.




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We're seeing a number of positive developments related to our mid-size books.
In fact, second quarter comparable pages for our mid-size books are up in the mid-single digits for the quarter. We're seeing particularly strong growth at Traditional Home and MORE.

As we discussed on our October 17 conference call, the holiday issue of Traditional Home is up 56 percent in pages over the same issue last year -- making it the largest holiday issue ever for Traditional Home.

MORE magazine continues to be strong. We're pleased with its advertising results. We're raising its frequency to 10 times per year, and its rate base to 600,000. Both changes will be effective in February 2001.

Newsstand sales for the September issue of Country Home were up more than 30 percent versus the same issue last year. This follows 14 percent improvement for the first six months of calendar 2000.

Our first fiscal quarter was strong for our book operation, with increased quarter-over-quarter revenues in home and garden sales. Book revenues are continuing strong in our fiscal second quarter, driven by home and garden sales, annuals, and the addition of a new Home Depot book (I'll talk more about this in a moment).


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Now, I'd like to provide a more in-depth look at two key Publishing Group initiatives:

     -- Circulation cost displacement via the Internet; and -- Accelerating the growth of our Integrated Marketing operation.

One of our key initiatives is moving more of our subscription acquisition efforts and customer service transactions to the Internet. In order to understand that process, you should have a sense of our Internet presence. We have a total of 26 sites with a variety of content, applications and marketing and e-commerce opportunities.




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Traffic continues to climb on our publishing sites. Shown here are results for the fiscal 2001 first quarter versus the same period last year.

As you can see, page views for the quarter increased to more than 60 million, and unique visitors increased 80 percent from an average of 1.1 million to more than 2 million per month.

Our flagship site, BHG.com, currently represents about 60 percent of this traffic, and it's growing faster than the sites in total. For the quarter, BHG.com page views were up 80 percent and unique visitors were up 136 percent.

We also have acquired more registrations, with 150,000 in the first quarter. This puts us over the 1 million mark in aggregate.

We have moved more than 10 percent of our customer service transactions to the Web and believe this is another significant cost-reduction opportunity.



















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We are focused on generating significantly more subscriptions online. This is a very important effort for us because the payoff potential is so high.

In fact, we have challenged ourselves to generate 1.5 million subscriptions from the Internet over the next three years. In the fiscal 2001 first quarter, we generated 153 percent more subscriptions online versus the prior-year period, although we started from a small base.

We expect the shift to e-commerce transactions to increase our circulation margins, as it significantly reduces costs related to our subscription acquisition efforts.

In fact, we believe that moving this activity to the Internet can lower our subscription acquisition costs by 50 percent.




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I'd like to discuss our database for a moment, as it is critical in driving our circulation cost displacement initiative, as well as our e-commerce efforts.

We are enhancing our technology infrastructure in order to have real-time access to customer data from our Web sites. This allows us to more effectively market our products and services to consumers when they're most interested in receiving them.

This includes improving our marketing campaign management process, so that e-mail messages to our customers are targeted automatically based on their interests.

Finally, our various profit centers will work together with a common focus on the entire customer relationship, instead of each product marketing itself independently.

These efforts are critical in enhancing our overall marketing effectiveness. And as I mentioned, they will also be instrumental in achieving our goal of generating 1.5 million subscriptions online over the next three years.













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Moving to our second key initiative, we believe our Integrated Marketing operation has the ability to significantly drive shareholder value over time. We have strong, established relationships and are continually adding new customers. It's a higher margin business than traditional advertising sales.




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We have existing relationships with some of the country's leading companies and brands. Our five largest current relationships, in terms of revenue, are with The Home Depot, Kraft, Nestle, Lutheran Brotherhood and Iams. This graph demonstrates the growth of those five programs - indexed at $1.00. As you can see revenues have grown more than 4 times in the past 3 years.

We believe this growth rate will continue.




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We are encouraged by the growth potential of our existing relationships. We have also had success adding major new partners, such as Mrs. Butterworth's, Kodak, La-Z-Boy Furniture Galleries, Hershey's and Carnival.

Now stepping back for a minute - we have tried to give you a sense for our assets and how we can apply them through multiple platforms to generate additional revenue. Let me provide one example of how we're beginning to pull these initiatives together, and another example of how we can use our database to tailor products to a variety of audiences.




















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Our work for The Home Depot is the largest example of how we can be a focal point and bring our assets together for a strategic marketing alliance.

We have a comprehensive program, which includes the development and production of books, in-store and direct mail magazines, and traditional magazine and television advertising.

In addition, we assist The Home Depot with development of Internet content, database consulting and research, category management of the book and magazine displays in all stores, and in-store workshops and demonstrations.

We now receive nearly six dollars in revenue from this relationship for every dollar we generated in fiscal 1996.




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This relationship continues to expand. We just signed a new multi-year agreement where paint in Home Depot stores is marketed in association with four of our magazine brands -- Better Homes and Gardens, Traditional Home, Country Home and Midwest Living. The program is being supported by a significant national advertising schedule. Also, these paint areas now include extensive sales displays of our magazines and books.

We've created a new book for The Home Depot called Decorating 1-2-3. Initial sell-in of this book is strong. It is part of a "1-2-3" series that began with Home Improvement 1-2-3 in 1995. We've sold 2.5 million books in the series to date, and we're optimistic about the growth potential of this group of titles. We have books for you up here on the stage. Feel free to pick one up after the presentation.




















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Our relationship with United Healthcare provides a great example of how we can customize products for clients.

We signed a multi-year contract to create a magazine called Truly Yours for United Healthcare customers. We mail 3 million copies of the magazine three times per year, and we produce roughly 600 versions of each issue based on demographic information and plan type.

We also produce a newsletter called "Tapestry" for United Healthcare. It mails three times per year to seniors. We also produce a Spanish version of this newsletter.

I'm enthusiastic about the growth potential of the Publishing Group, and I'm looking forward to updating you on our progress in the future. Now I'll turn the program back to Bill to wrap things up and start the Q&A session.




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BILL KERR
---------

Thanks Steve. In closing, we believe a number of factors will drive our valuation going forward:

--  We have a very strong publishing business;

-- We see the opportunity for major cost reductions by moving subscription acquisition and customer service efforts online;

--  Our integrated marketing business is growing rapidly;

--  We see a major improvement opportunity in broadcasting; and

--  We have stepped up our share repurchase activities.

We're hard at work implementing the strategies that will get us back to the strong financial performance you're used to seeing from Meredith. We appreciate your continued support and we look forward to growing and enhancing Meredith's leadership position in the media and marketing business.

Thanks for your time today. Before starting the Q&A, let me anticipate one question. Regarding earnings per share estimates, we'll be releasing second quarter fiscal 2001 numbers on January 23. At that time, we will update our earnings outlook.

Now, do you have any other questions?




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INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS


This presentation and management's public commentary contain certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution such as the Internet or e-commerce; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions.



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